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Exhibit 99.1

BUCYRUS INTERNATIONAL, INC.
ANNOUNCES SUMMARY UNAUDITED RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004

        South Milwaukee, Wisconsin—July 16, 2004—Bucyrus International, Inc. today announced summary unaudited results for the three and six months ended June 30, 2004. The following are the summary unaudited results for these periods. References to "we," "us," "our," "Bucyrus" and the "Company" refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands
	2003	2004	2003	2004
Consolidated Statements of Operations Data:
Sales	$86,953	$116,967	$147,835	$214,095
Cost of products sold	70,548	92,180	116,872	169,651

Gross profit	16,405	24,787	30,963	44,444
Selling, general and administrative expenses	9,960	14,206	18,751	28,262
Research and development expenses	930	1,280	2,084	2,634
Amortization of intangible assets	412	411	824	823

Operating earnings	5,103	8,890	9,304	12,725
Other Financial Data:
Depreciation and amortization(1)	3,411	3,576	6,750	7,159
AIP management fee and expenses (2)	389	550	799	1,050
Non-cash stock compensation expense	638	3,293	638	7,441
Restructuring charges (severance)	155	116	282	170
Loss on sale of fixed assets	15	5	72	13

(1)
Includes amortization of debt issuance costs of $292,000, $422,000, $541,000 and $833,000 for the three months ended June 30, 2003 and 2004 and the six months ended June 30, 2003 and 2004, respectively.

(2)
Excludes fees paid to American Industrial Partners ("AIP") or its affiliates and advisors for services performed for us outside the scope of the Management Services Agreement for the three months ended June 30, 2003 and 2004 and the six months ended June 30, 2003 and 2004 of $153,000, $63,000, $198,000 and $107,000, respectively.

        The results for the three months ended June 30, 2004 include an increase in sales of $30.0 million as compared to the three months ended June 30, 2003. The results for the six months ended June 30, 2004 represent an increase in sales of $66.3 million as compared to the six months ended June 30, 2003. The higher level of sales for both the three and six months ended June 30, 2004 as compared to prior year periods resulted primarily from increased new machine sales and increased aftermarket parts and service sales as a result of an increase in customer discretionary spending and equipment utilization. We achieved operating earnings of $8.9 million for the three months ended June 30, 2004 and $12.7 million for the six months ended June 30, 2004. Operating earnings for the three month and six month periods ended June 30, 2004 included non-cash stock compensation expense of $3.3 million and $7.4 million, respectively, representing the charges recorded related to our existing book-value stock option plan. If we complete our pending initial public equity offering, no further stock compensation expense would be recorded related to this plan in periods subsequent to the period in which the offering is completed. Operating earnings for the three and six month periods ended June 30, 2004 increased from 2003 primarily due to increased gross profit resulting from increased sales volume. This improvement was partially offset by the increase in non-cash stock compensation expense.

        As of June 30, 2004, our total backlog was $267.7 million, $151.5 million of which was expected to be recognized within twelve months of such date. This represents a 6% and 1% decrease from the March 31, 2004 total backlog and twelve months backlog, respectively, and a 15% and 24% increase from the December 31, 2003 total backlog and twelve months backlog, respectively. The decrease from March 31, 2004 was primarily due to the second quarter shipment of a large parts order to a customer in Australia and the recognition of sales on multi-year maintenance and repair contracts. The increase from December 31, 2003 was primarily due to an increase in new machine orders and an increase in aftermarket parts and service orders in 2004, partially offset by the recognition of sales on multi-year maintenance and repair contracts.

        As of June 30, 2004, we had aggregate outstanding indebtedness of $173.4 million. Indebtedness has declined by $16.1 million since March 31, 2004. Our revolving credit facility had $18.4 million outstanding as of June 30, 2004 and cash and cash equivalents were $6.5 million as of that date.

        Bucyrus is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and had approximately $337.7 million in sales in 2003. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the Company's business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus' actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statement.

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BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY UNAUDITED RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004
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